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                                                                   EXHIBIT 11.01

                      RED ROOF INNS, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE AMOUNTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1996          1997          1998
                                                              --------      --------      --------

Net income                                                    $ 24,064      $ 25,358      $ 34,061
                                                              ========      ========      ========

Weighted  average number of historical common shares
  outstanding during the year - basic                           27,362        27,982        27,566

Add - common equivalent shares (determined using the
  "treasury stock" method) representing shares issuable
  upon exercise of employee stock options                          187           185           166
                                                              --------      --------      --------

Weighted average number of shares used in calculation
  of income per share - diluted                                 27,549        28,167        27,732
                                                              ========      ========      ========

Net income per share:
  Basic                                                       $    .88      $    .91      $   1.23
                                                              ========      ========      ========
  Diluted                                                     $    .87      $    .90      $   1.23
                                                              ========      ========      ========